CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 1997, with respect to the consolidated financial statements and schedules of Midcom Communications, Inc. as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Current Report on Form 8-K/A of WinStar Communications, Inc. dated February 5, 1998, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP


Detroit, Michigan
September 16, 1998